As filed with the Securities and Exchange Commission on January 25, 2011

Registration No. 333-135152

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

NEWELL RUBBERMAID INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	36-3514169
(State of Incorporation)	(I.R.S. Employer Identification No.)

Three Glenlake Parkway

Atlanta, GA 30328

(Address, including zip code, of

registrant’s principal executive offices)

Newell Rubbermaid Inc. Employee Stock Purchase Plan

(Full title of the plan)

John K. Stipancich

Senior Vice President,

General Counsel and Corporate Secretary

Newell Rubbermaid Inc.

Three Glenlake Parkway

Atlanta, Georgia 30328

(770) 418-7000

(Name, address and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment to Form S-8 relates to the Form S-8 Registration Statement, Registration No. 333-135152, filed with the Securities Exchange Commission on June 20, 2006 (the “Registration Statement”), which registered an aggregate amount of 5,000,000 shares of Common Stock of Newell Rubbermaid Inc. (the “Company”), par value $1.00 per share (including Common Stock Purchase Rights) (“Common Stock”), and an indeterminate amount of interests to be offered or sold under the Newell Rubbermaid Inc. Employee Stock Purchase Plan (the “Plan”).

The Plan was terminated on December 31, 2010.

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on January 25, 2011.

NEWELL RUBBERMAID INC.

By:	/s/ John K. Stipancich
Name: John K. Stipancich
Title: Senior Vice President, General Counsel and Corporate Secretary